Exhibit 99.1
For Immediate Release Liberated Syndication Inc. (LSYN) November 3, 2021

Liberated Syndication Announces

Bradley Tirpak as CEO

Pittsburgh, PA – November 3, 2021 - Liberated Syndication Inc. (LSYN) (“Libsyn” or the “Company”), the industry’s leading podcast hosting platform and advertising marketplace, announced the appointment of Bradley Tirpak as Chief Executive Officer, effective November 1, 2021.

Mr. Tirpak will be responsible for overseeing all operations, business strategy, and capital allocation at the Company. Mr. Tirpak commented, “I am thrilled to be assuming these new responsibilities at Libsyn. As the first publicly traded podcasting company, Libsyn’s legacy is unique. We were founded on and remain committed to the mission of helping podcasters thrive. With the addition of the AdvertiseCast podcast advertising marketplace, the Company has tapped into the fastest growing segment of the podcast market. I look forward to partnering with the entire executive team, all of Libsyn’s employees, and all of our customers and suppliers to continue the Company’s long track-record of delivering value to the marketplace and to shareholders.”

President and Chief Operating Officer Laurie Sims stated, “The entire Company joins me in congratulating Brad on his appointment. Brad has been actively engaged in driving the business forward as Chairman, and he has spent considerable time on all aspects of our business, from developing market strategy, to engaging with customers, and developing employees. This new role will allow Brad the opportunity to further lead these initiatives. We are excited for what the future holds for Libsyn with Brad as CEO.”

Eric Shahinian, a member of Libsyn’s Board of Directors, commented, “Since joining Libsyn’s Board of Directors in 2019, Brad has led Libsyn’s market expansion strategy, including Libsyn’s recent acquisition of AdvertiseCast, which has exceeded my expectations. Through the CEO search, it became apparent to the Board that Brad would be best suited for the role.”

As a professional investor with more than 25 years of investing experience, Mr. Tirpak has deep knowledge and expertise in public equity markets, capital allocation, and corporate governance. Mr. Tirpak also has a long history of serving on the boards of publicly traded companies and delivering value to shareholders. Previously, he served as a portfolio manager at Credit Suisse First Boston, Caxton Associates, Sigma Capital Management, and Chilton Investment Company. Mr. Tirpak served as a director of Birner Dental Management Services, Inc., a dental service organization, from December 2017 to January 2019, and as a director of Full House Resorts, Inc., a publicly traded hospitality and gaming company, from December 2014 to February 2021. Currently, Mr. Tirpak serves as a director of TSR, Inc., a publicly traded provider of information technology consulting and recruiting services, and as a director of Barnwell Industries Inc., a publicly traded company engaged in real estate development and oil and gas exploration. Mr. Tirpak also serves as a trustee of The HALO Trust, the world’s largest humanitarian mine clearance organization focused on clearing the debris of war in over 25 countries. Mr. Tirpak earned a B.S.M.E. from Tufts University and an M.B.A. from Georgetown University.

In conjunction with the appointment to CEO, the Company intends to separate the roles of Chairman and CEO. Mr. Tirpak will remain on Libsyn’s Board of Directors.

About Liberated Syndication

Liberated Syndication Inc. (“Libsyn”) is a world leading podcast hosting platform and advertising marketplace that has been providing publishers with hosting, distribution and monetization services since 2004. Libsyn hosts over 5.8 million media files from more than 75,000 podcasts and delivered over 6 billion downloads in 2020. Podcast producers choose Libsyn to measure their audience via IAB V2 certified stats, deliver popular audio and video episodes, distribute their content through smartphone apps (iOS and Android), and monetize via premium subscription services and advertising. The Company also owns Auxbus, Glow, Pair Networks, and AdvertiseCast, the industry’s leading podcast advertising marketplace connecting advertisers to podcasters.

Brands powered by Libsyn help all creators podcast better by providing innovative tools for creation, hosting, growth, and monetization. Visit Libsyn on the web at www.libsyn.com; Auxbus at www.auxbus.com; AdvertiseCast at www.advertisecast.com; and Pair Networks at www.pair.com.

Investors can visit the Company at the “Investor Relations” section of Libsyn’s website at https://investor.libsyn.com.

Liberated Syndication is headquartered in Pittsburgh with a world-class team and global reach.

Contact:

At the Company:

Laurie Sims, President and Chief Operating Officer

Liberated Syndication

investor@libsyn.com

Jeremy Hellman, CFA, VP

The Equity Group Inc.

(212) 836-9626

jhellman@equityny.com